Exhibit 10.1

Employee Stock Option Agreement

CAREER EDUCATION CORPORATION

2016 INCENTIVE COMPENSATION PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

This STOCK OPTION AGREEMENT (this “Agreement”), dated                     , 20     (the “Grant Date”), is by and between Career Education Corporation, a Delaware corporation (the “Company”), and                      (the “Participant”).

In accordance with Article VI of the Career Education Corporation 2016 Incentive Compensation Plan, as amended from time to time (the “Plan”), and subject to the terms of the Plan and this Agreement, the Company hereby grants to the Participant an option to purchase shares (“Shares”) of common stock, par value $0.01 per Share, of the Company (“Common Stock”) on the terms and conditions as set forth below (the “Option”). The Option granted hereby is not intended to constitute an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). All capitalized terms used but otherwise not defined herein shall have the meanings set forth in the Plan.

To evidence the Option and to set forth its terms, the Company and the Participant agree as follows:

1. Grant. The Committee hereby grants the Option to the Participant on the Grant Date for the purchase from the Company of all or any part of an aggregate of              Shares (subject to adjustment as provided in Section 4.3 of the Plan).

2. Exercise Price. The purchase price per Share purchasable under the Option shall be $                 per Share (the “Exercise Price”) (subject to adjustment as provided in Section 4.3 of the Plan). The Exercise Price is equal to or greater than 100% of the Fair Market Value of one Share of Common Stock on the Grant Date, as calculated under the Plan.

3. Term and Vesting of the Option. The Option Term shall expire on the tenth anniversary of the Grant Date (the “Term”). The Option shall vest and become exercisable in              [equal] installment[s] on [each of]                      ([each a] “Vesting Date”); provided, however, that the Option shall only vest and become exercisable with respect to a whole number of Shares on each Vesting Date and the Company shall accordingly allocate such vesting across the Vesting Dates as evenly as possible. Except as otherwise provided herein, the Option may be exercised on or following the applicable Vesting Dates with respect to the vested portion, as long as such exercise occurs prior to the expiration of the Option as provided in this Agreement and the Plan.

4. Effect of Termination of Service on Vesting and Exercisability.

(a) Except as otherwise provided herein, any portion of the Option which is not vested (or is otherwise not exercisable) at the time of the Participant’s Termination of Service for any reason shall not become exercisable after such termination and shall be immediately cancelled and forfeited to the Company.

(b) If the Participant incurs a Termination of Service due to his or her death or Disability, the Option shall become fully vested and exercisable at the time of such Termination of Service, and shall remain exercisable for a period of one (1) year from the date of such Termination of Service (but not beyond the original Term). To the extent the Option is not exercised at the end of such one (1) year period, the Option shall be immediately cancelled and forfeited to the Company.

Employee Stock Option Agreement

(c) If the Participant incurs a Termination of Service due to his or her Retirement, (i) the Option shall continue to vest during the three (3) year period following such Termination of Service, and (ii) to the extent vested, such Option shall remain exercisable for the three (3) year period following such Termination of Service (but not beyond the original Term). To the extent the Option is not exercised at the end of such three (3) year period, the Option shall be immediately cancelled and forfeited to the Company.

(d) If the Participant incurs a Termination of Service by the Company without Cause, the Option may thereafter be exercised, to the extent it was vested and exercisable at the time of such Termination of Service, for a period of ninety (90) days from the date of such Termination of Service (but not beyond the original Term). To the extent the Option is not exercised at the end of such ninety (90) day period, the Option shall be immediately cancelled and forfeited to the Company.

(e) If the Participant incurs a voluntary Termination of Service (that is not due to death, Disability or Retirement), the Option may thereafter be exercised, to the extent it was vested and exercisable at the time of such Termination of Service, for a period of thirty (30) days from the date of such Termination of Service (but not beyond the original Term). To the extent the Option is not exercised at the end of such thirty (30) day period, the Option shall be immediately cancelled and forfeited to the Company.

(f) If the Participant incurs a Termination of Service for Cause, the entire Option, whether vested or unvested, shall be immediately cancelled and forfeited to the Company.

5. Exercise of Option. On or after the date any portion of the Option becomes exercisable, but prior to the expiration of the Option in accordance with Sections 3 and 4 above, the portion of the Option that has become exercisable may be exercised in whole or in part by the Participant (or, pursuant to Section 6, by his or her permitted successor) upon delivery of the following to the Company (or any Person designated by the Company):

(a) a written notice of exercise (which may include a notice made through any electronic system designated by the Company) which identifies this Agreement and states the number of whole Shares then being purchased; and

(b) payment of the Exercise Price (and any related tax withholdings) in full, either: (i) in cash, or its equivalent, in United States dollars; (ii) unless otherwise prohibited by law for either the Company or the Participant, an irrevocable authorization of a third party to sell Shares acquired upon the exercise of the Option and promptly remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholdings resulting from such exercise; or (iii) by any other means the Committee determines to be consistent with the Plan’s purposes and applicable law.

Notwithstanding the foregoing, the Participant (or any permitted successor) shall take whatever additional actions, including, without limitation, the furnishing of an opinion of counsel, and execute whatever additional documents the Company may, in its sole discretion, deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed by the Plan, this Agreement or applicable law.

No Shares shall be issued upon exercise of the Option until full payment has been made. Upon satisfaction of the conditions and requirements of this Section 5 and the Plan, the Company, in its sole discretion, shall either (A) credit the number of Shares for which the Option was

Employee Stock Option Agreement

exercised in a book entry on the records kept by the Company’s stockholder record keeper or (B) deliver to the Participant (or his or her permitted successor) a certificate or certificates for the number of Shares in respect of which the Option shall have been exercised. Upon exercise of the Option (or a portion thereof), the Company shall have a reasonable time to issue shares or credit a book entry for the Common Stock for which the Option has been exercised, and the Participant shall not be treated as a stockholder for any purpose whatsoever prior to such issuance or book entry. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such Common Stock is recorded as issued and transferred in the Company’s official stockholder records, except as otherwise provided in the Plan or this Agreement.

6. Limitations Upon Transfer. The Option may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order (as defined in Code Section 414(p)). Further, the Option will be exercisable during the Participant’s lifetime only by the Participant or his or her guardian or legal representative, as provided in Section 6.10 of the Plan.

7. Change in Control. Upon a Change in Control, the Participant will have such rights with respect to the Option as are provided for in the Plan.

8. Restrictive Covenants. [The following shall be applicable to Participants except those in the categories with special provisions set forth below] In consideration of receiving the Option hereunder, and as a term and condition of the Participant’s employment with the Company, the Participant agrees to adhere to, and be bound by, the following restrictions. The Participant hereby acknowledges that the Participant’s job responsibilities give the Participant access to confidential and proprietary information belonging to the Company and/or its subsidiaries and Affiliates, and that this and other confidential information to which the Participant has access would be of value, and provide an unfair advantage, to a competitor in competing against the Company, its subsidiaries or Affiliates in any of the markets in which the Company, its subsidiaries or Affiliates maintains schools, provides on-line education classes or otherwise conducts business. The Participant further acknowledges that the following restrictions will not cause the Participant undue hardship. Consequently, the Participant agrees that the restrictions below (the “Restrictive Covenants”) are reasonable and necessary to protect the Company’s and/or its subsidiaries’ or Affiliates’ legitimate business interests.

During the Participant’s employment with the Company and/or any of its subsidiaries and Affiliates and continuing thereafter for the post-termination periods specified below, the Participant will not, in any way, directly or indirectly, either for the Participant or any other person or entity, whether paid or unpaid:

(a) For                  following Participant’s voluntary Termination of Service with the Company or Participant’s Termination of Service by the Company for Cause, accept employment with, own, manage, operate, consult or provide expert services to any person or entity that competes with the Company or any of its subsidiaries and Affiliates in any capacity that involves any responsibilities or activities involving or relating to any Competing Educational Service, as defined herein. “Competing Educational Service” means any educational service that competes with the educational services provided by the Company and/or any of its subsidiaries or Affiliates, including but not limited to coursework in the areas of [visual communication and design technologies; information technology; business studies; culinary arts; and health education], or any education service. The Participant hereby acknowledges that the following organizations, among others, provide Competing Educational Services and, should the Participant accept employment with, own, manage, operate, consult or provide

Employee Stock Option Agreement

expert services to any of these organizations, it would inevitably require the use and/or disclosure of confidential information belonging to the Company and/or its subsidiaries or Affiliates and would provide such organizations with an unfair business advantage over the Company: [American Public Education, Inc., Anthem Education, Apollo Education Group, Inc., Bridgepoint Education, Inc., Capella Education Company, Career Step, LLC, Delta Career Education Corporation, DeVry Education Group Inc., Education Management Corporation, EmbanetCompass, Grand Canyon Education Inc., ITT Educational Services Inc., Kaplan, Inc., Laureate Education, Inc., Learning Tree International Inc., Lincoln Education Services Corporation, National American University Holdings Inc., Ross Education, LLC, Strayer Education Inc., Universal Technical Institute Inc., Zenith Education Group, Inc.] and each of their respective subsidiaries, affiliates and successors. [Bracketed text to be updated annually by management.] The Participant further acknowledges that the Company and/or its subsidiaries or Affiliates provide career-oriented education through physical campuses throughout the United States and web-based virtual campuses throughout the world and, therefore, it is impracticable to identify a limited, specific geographical scope for this Restrictive Covenant. For the avoidance of doubt, if the Participant incurs an involuntary Termination of Service by the Company other than for Cause, the Participant will not be subject to any post-termination non-compete restriction under this Section 8(a).

(b) For                      following Participant’s Termination of Service with the Company for any reason, solicit, attempt to solicit, assist with the solicitation of, direct another to solicit, or otherwise entice any employee of the Company or any of its subsidiaries or Affiliates to leave his/her employment.

(c) At all times following the Participant’s Termination of Service with the Company for any reason, reveal, divulge, or make known to any person, firm or corporation any confidential information, or take any other action, in violation of the Confidential Information Policy in the Company’s Code of Business Conduct & Ethics.

Should the Participant breach the terms of these Restrictive Covenants, the Company reserves the right to enforce the terms herein in court and seek any and all remedies available to it in equity and law, and the Participant agrees to pay the Company’s attorneys’ fees and costs should it succeed on its claim(s). Further, should the Participant breach the terms of these Restrictive Covenants, the Participant will forfeit any right to the Option or Shares issued hereunder, subject to the terms and conditions of the Plan. If the Participant has previously sold any Shares derived from the Option, the Company shall also have the right to recover from the Participant the economic value thereof. The Participant agrees to pay the Company’s attorneys’ fees and costs incurred in recovering the Option or Shares issued, or the economic value of the Shares, pursuant hereto.

It is the intention of the Participant and the Company that in the event any of the covenants contained in these Restrictive Covenants are determined to be unreasonable and/or unenforceable with respect to scope, time or geographical coverage, the Participant and the Company agree that such covenants may be modified and narrowed by a court, so as to provide the maximum legally enforceable protection of the Company’s and any of its subsidiaries’ or Affiliates’ interests as described in this Agreement.

[The following shall be applicable to California and Attorney Participants as well as Participants who are deemed to be in a less competitively significant role] In consideration of receiving the Option hereunder, and as a term and condition of the Participant’s employment with the Company, the Participant agrees to adhere to, and be bound by, the following

Employee Stock Option Agreement

restrictions. The Participant hereby acknowledges that the Participant’s job responsibilities give the Participant access to confidential and proprietary information belonging to the Company and/or its subsidiaries and Affiliates, and that this and other confidential information to which the Participant has access would be of value, and provide an unfair advantage, to a competitor in competing against the Company, its subsidiaries or Affiliates in any of the markets in which the Company, its subsidiaries or Affiliates maintains schools, provides on-line education classes or otherwise conducts business. The Participant further acknowledges that the following restrictions will not cause the Participant undue hardship. Consequently, the Participant agrees that the restrictions below (the “Restrictive Covenants”) are reasonable and necessary to protect the Company’s and/or its subsidiaries’ or Affiliates’ legitimate business interests.

During the Participant’s employment with the Company and/or any of its subsidiaries and continuing thereafter for the post-termination periods specified below, the Participant will not, in any way, directly or indirectly, either for the Participant or any other person or entity, whether paid or unpaid:

(a) For                  following Participant’s voluntary Termination of Service with the Company or Participant’s Termination of Service by the Company for Cause, accept employment with, own, manage, operate, consult or provide expert services to any person or entity that would require the use, disclosure or dissemination of confidential information belonging to the Company and/or its subsidiaries or Affiliates. If the Participant incurs an involuntary Termination of Service by the Company other than for Cause, the Participant will not be subject to any post-termination restrictive covenant under this Section 8(a).

(b) For                  following Participant’s Termination of Service with the Company for any reason, solicit, attempt to solicit, assist with the solicitation of, direct another to solicit, or otherwise entice any employee of the Company or any of its subsidiaries or Affiliates to leave his/her employment.

(c) At all times following the Participant’s Termination of Service with the Company for any reason, reveal, divulge, or make known to any person, firm or corporation any confidential information, or take any other action, in violation of the Confidential Information Policy in the Company’s Code of Business Conduct & Ethics.

Should the Participant breach the terms of these Restrictive Covenants, the Company reserves the right to enforce the terms herein in court and seek any and all remedies available to it in equity and law, and the Participant agrees to pay the Company’s attorneys’ fees and costs should it succeed on its claim(s). Further, should the Participant breach the terms of these Restrictive Covenants, the Participant will forfeit any right to the Option or Shares issued hereunder, subject to the terms and conditions of the Plan. If the Participant has previously sold any Shares derived from the Option, the Company shall also have the right to recover from the Participant the economic value thereof. The Participant agrees to pay the Company’s attorneys’ fees and costs incurred in recovering the Option or Shares issued, or the economic value of the Shares, pursuant hereto.

It is the intention of the Participant and the Company that in the event any of the covenants contained in these Restrictive Covenants are determined to be unreasonable and/or unenforceable with respect to scope, time or geographical coverage, the Participant and the Company agree that such covenants may be modified and narrowed by a court, so as to provide the maximum legally enforceable protection of the Company’s and any of its subsidiaries’ or Affiliates’ interests as described in this Agreement.

Employee Stock Option Agreement

9. Effect of Amendment of Plan or Agreement. No discontinuation, modification, or amendment of the Plan may, without the written consent of the Participant, adversely affect the rights of the Participant under the Option, except as otherwise provided under the Plan. This Agreement may be amended as provided under the Plan, but no such amendment shall adversely affect the Participant’s rights under the Agreement without the Participant’s written consent, unless otherwise permitted by the Plan.

10. No Limitation on Rights of the Company. The grant of the Option shall not in any way affect the right or power of the Company to make adjustments, reclassifications, or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

11. Rights as a Stockholder. The Participant shall have the rights of a stockholder with respect to the Shares subject to the Option only upon becoming the holder of record of such Shares.

12. Compliance with Applicable Law. Notwithstanding anything herein to the contrary, the Company shall not be obligated to either (a) cause to be issued or delivered any certificates for Shares pursuant to the exercise of the Option, or (b) credit a book entry related to the Shares issued pursuant to the exercise of the Option to be entered on the records of the Company’s stockholder record keeper, unless and until the Company is advised by its counsel that the issuance and delivery of such certificates or entry on the records, as applicable, is in compliance with all applicable laws, regulations of governmental authority, and the requirements of any exchange upon which Shares are traded. The Company may require, as a condition of the issuance and delivery of such certificates or entry on the records, as applicable, and in order to ensure compliance with such laws, regulations and requirements, that the Participant make such covenants, agreements, and representations as the Company, in its sole discretion, considers necessary or desirable.

13. No Obligation to Exercise Option. The granting of the Option shall impose no obligation upon the Participant to exercise the Option.

14. Agreement Not a Contract of Employment or Other Relationship. This Agreement is not a contract of employment, and the terms of employment of the Participant or other relationship of the Participant with the Company or its subsidiaries and Affiliates shall not be affected in any way by this Agreement except as specifically provided herein. The execution of this Agreement shall not be construed as conferring any legal rights upon the Participant for a continuation of an employment or other relationship with the Company or its subsidiaries and Affiliates, nor shall it interfere with the right of the Company or its subsidiaries and Affiliates to discharge the Participant and to treat him or her without regard to the effect that such treatment might have upon him or her as a Participant.

15. No Guarantee of Future Awards. This Agreement does not guarantee the Participant the right to or expectation of future Awards under the Plan or any future plan adopted by the Company.

16. No Impact on Other Benefits. The value of the Participant’s Option is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

17. Withholding. If the Company is obligated to withhold an amount on account of any tax imposed as a result of the exercise of the Option, the Participant shall be required to

Employee Stock Option Agreement

pay such amount to the Company, or make arrangements satisfactory to the Company regarding the payment of such amount, as provided in Article XVIII of the Plan. The obligations of the Company under the Plan shall be conditioned on such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Participant acknowledges and agrees that he or she is responsible for the tax consequences associated with the grant and exercise of the Option.

18. Notices. Any communication or notice required or permitted to be given hereunder shall be in writing, and, if to the Company, to its principal place of business, attention: Secretary, and, if to the Participant, to the address appearing on the records of the Company. Such communication or notice shall be delivered personally or sent by certified, registered, or express mail, postage prepaid, return receipt requested, or by a reputable overnight delivery service. Any such notice shall be deemed given when received by the intended recipient. Notwithstanding the foregoing, any notice required or permitted hereunder from the Company to the Participant may be made by electronic means, including by electronic mail to the Company-maintained electronic mailbox of the Participant, and the Participant hereby consents to receive such notice by electronic delivery. To the extent permitted in an electronically delivered notice described in the previous sentence, the Participant shall be permitted to respond to such notice or communication by way of a responsive electronic communication, including by electronic mail.

19. Successors and Assigns. Except as otherwise expressly set forth in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the succeeding administrators, heirs and legal representatives of the Participant and the successors and assigns of the Company.

20. Compliance with Section 409A of the Code. This Agreement is intended to be exempt from Section 409A of the Code and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code. Notwithstanding any provision of this Agreement or the Plan to the contrary, to the extent that the Committee determines that any portion of the Option granted hereunder is subject to Section 409A of the Code and fails to comply with the requirements thereof, the Committee reserves the right to amend, restructure, terminate or replace such portion of the Option in order to cause it to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

21. Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware without regard to the principles thereof relating to the conflicts of laws.

22. Receipt of Plan. The Participant acknowledges receipt of a copy of the Plan, and represents that the Participant is familiar with the terms and provisions thereof, and hereby accepts the Option subject to all the terms and provisions of this Agreement and of the Plan. The Option is granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and the Option shall in all respects be interpreted in accordance with the Plan. The Committee shall interpret and construe the Plan and this Agreement, and its interpretation and determination shall be conclusive and binding upon the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder.

Employee Stock Option Agreement

23. Cooperation. In the event of any pending or threatened investigation, proceeding, lawsuit, claim or legal action against or involving the Company, the Participant acknowledges and agrees to cooperate to the fullest extent possible in the investigation, preparation, prosecution, or defense of the Company’s case, including, but not limited to, the execution of affidavits or documents, providing of information requested by the Company or the Company’s counsel, and meeting with Company representatives or the Company’s counsel. Nothing in this paragraph shall be construed as suggesting or implying that the Participant should testify in any way other than truthfully or provide anything other than accurate, truthful information.

24. Counterparts. This Agreement may be signed in two counterparts, each of which shall be an original, but both of which shall constitute but one and the same instrument.

25. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

26. Entire Agreement. This Agreement, together with the Plan, constitute the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to this transaction.

27. Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.

28. Severability. If any provision of this Agreement shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted.

29. Condition to Return Signed Agreement. This Agreement shall be null and void unless the Participant indicates his or her acceptance of the Option and this Agreement by signing, dating, and returning this Agreement to the Company on or before                     , 20    .

30. Other Terms and Conditions. The foregoing does not modify or amend any terms of the Plan. To the extent any provisions of the Agreement are inconsistent or in conflict with any terms or provisions of the Plan, the Plan shall govern.

[Signature Page Follows]

Employee Stock Option Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first written above.

CAREER EDUCATION CORPORATION

[Name]

[Title]

ACCEPTANCE (OR REJECTION) OF AWARD BY PARTICIPANT

The undersigned, the Participant, hereby: (select one of the options below)

.	ACCEPTS the award of the Option as set forth in this Agreement and agrees to be bound by the terms and conditions of this Agreement and the Plan.

.	REJECTS the award of the Option contemplated by this Agreement and forfeits all rights relating thereto. Please note that a rejection of this Award has no impact on any other award of options, restricted stock or restricted stock units you have previously received, including any restrictive covenants you are subject to pursuant to the agreement(s) governing your previous awards.

Date:
(Signature of Participant)

Print Name:

Please sign and return a fully executed .pdf of this Stock Option Agreement by                 , 20     to                      at CEC corporate via email (                    ). Failure to do so will result in forfeiture of the Award. Please retain a copy of this signed Stock Option Agreement for your records.